Exhibit 99.2

February 19, 2020

Dear Fellow Stockholder:

We are writing to share news regarding your investment(s) in Pacific Oak Strategic Opportunity REIT, Inc. (“POSOR I”) and/or Pacific Oak Strategic Opportunity REIT II, Inc. (“POSOR II”).

Today, POSOR I and POSOR II announced that they have entered into a definitive merger agreement pursuant to which POSOR I would acquire POSOR II in a stock-for-stock transaction, creating a combined company with approximately $2.6 billion1 in gross real estate and real estate-related assets. The press release we issued regarding the proposed merger can be accessed at POSOR I’s website (http://www.pacificoakcmg.com/offering/reit-i) or POSOR II’s website (http://www.pacificoakcmg.com/offering/reit-ii).

This announcement follows a lengthy period of planning and analysis by the special committees of each of POSOR I and POSOR II, each composed exclusively of independent directors. Each special committee was also advised by separate independent legal and financial advisors.

As discussed below, we believe the proposed merger will deliver enhanced value to all stockholders and allow each company’s stockholders to participate in a larger, stronger and more diversified combined company. If the merger were to occur today, the combined company’s portfolio would consist of 12 office properties with 5.0 million rentable square feet and 80.0% leased occupancy (based on data as of September 30, 2019), two hotel properties, two apartment properties, one residential home portfolio consisting of 993 single-family rental homes, three investments in undeveloped land with approximately 1,000 developable acres, an investment in an office/retail property redevelopment and investments in real estate equity securities.

Potential Strategic Benefits

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Through this transaction, the gross value of real estate and real-estate related assets will be a combined $2.6 billion. This increased scale will improve the portfolio’s diversification and should reduce risks, provide opportunities to optimize the portfolio and pursue higher-growth investments, strengthen the balance sheet and expand access to capital.

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The combined company would currently have a capital structure of 48% debt (net of cash and marketable securities) vs. 52% equity. The merger is expected to result in improved interest coverage, debt covenant compliance and ratings on bond issuances for POSOR I, the surviving entity.

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As a result of certain economies of scale from the proposed merger, we expect general and administrative expenses to decline as a percentage of net operating income and as a percentage of stockholders’ equity. The external advisor to POSOR I and POSOR II agreed to waive the receipt of acquisition fees and disposition fees in the merger.

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Total of the gross values for (i) real estate including the properties held in consolidated and unconsolidated joint ventures and (ii) real estate-related assets, from the estimated share value updates announced on December 19, 2019. For more information, see each Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2019.

Under the terms of the merger agreement, in exchange for each share of POSOR II common stock owned, POSOR II stockholders will receive 0.9643 shares of POSOR I common stock. Following the closing of the merger, POSOR I and POSOR II stockholders are expected to own approximately 69% and 31% of the combined company, respectively. We expect the transaction to close in the second half of 2020, subject to certain closing conditions, including the approval of the merger by POSOR II stockholders.

POSOR I and POSOR II expect to suspend payment of distributions until the joint proxy statement/prospectus for the merger is filed with the SEC, which we expect to occur in mid- to late April 2020. Following the filing of the joint proxy statement/prospectus, both POSOR I and POSOR II are expected to declare a “catch up” distribution to make up for this brief suspension of regular distributions and then to resume paying distributions generally in accordance with past practices.

Each of POSOR I and POSOR II will also suspend all redemptions under their respective share redemption programs. After the filing of the joint proxy statement/prospectus, POSOR I and POSOR II are expected to resume processing redemptions requested in the event of a stockholder’s death, qualifying disability or determination of incompetence.

As we look ahead, we are excited about our bright future. We believe we are well-positioned to pursue additional value-creation opportunities as a stronger combined company with increased cash flow, improved diversification and an improved balance sheet.

On behalf of the boards of directors and our management teams, thank you for your investment(s) in and support of Pacific Oak Strategic Opportunity REIT, Inc. and/or Pacific Oak Strategic Opportunity REIT II, Inc. We will continue to work hard to increase the value of your investment and hope you share in our excitement about the proposed merger and the many benefits it is expected to create for our companies and our stockholders.

Sincerely,

Peter McMillan III

President and Chairman of the Board of Pacific Oak Strategic Opportunity REIT, Inc. and Pacific Oak Strategic Opportunity REIT II, Inc.

Additional Information About the Merger

In connection with the proposed merger, POSOR I will prepare and file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by POSOR I and POSOR II, and other related documents. The joint proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY POSOR I AND POSOR II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT POSOR I, POSOR II AND THE PROPOSED MERGER. Investors and stockholders of POSOR I and POSOR II may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by POSOR I and POSOR II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by POSOR I and POSOR II with the SEC are also available free of charge on POSOR I’s website (http://www.pacificoakcmg.com/offering/reit-i) and POSOR II’s website (http://www.pacificoakcmg.com/offering/reit-ii), respectively.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Participants in Solicitation Relating to the Merger

POSOR I, POSOR II, their respective directors and executive officers, and their external advisor, Pacific Oak Capital Advisors, LLC (the “Advisor”), may be deemed to be participants in the solicitation of proxies from POSOR II’s stockholders in respect of the proposed merger. Information regarding POSOR I’s directors, executive officers and the Advisor is available in the proxy statement filed with the SEC by POSOR I on November 22, 2019 in connection with its 2019 annual meeting of stockholders. POSOR II’s current executive officers and external advisor are all the same as that of POSOR I. Information regarding POSOR II’s directors is available in the proxy statement filed with the SEC by POSOR II on December 11, 2018 in connection with its 2018 annual meeting of stockholders. Certain directors and executive officers of POSOR I and POSOR II, the Advisor and other persons may have direct or indirect interests in the proposed merger due to securities holdings in POSOR I and POSOR II and economic interests in the Advisor and affiliates of the Advisor, which earn fees from their relationships with POSOR I and POSOR II. If and to the extent that any of the POSOR I or POSOR II participants will receive any additional benefits in connection with the proposed merger, the details of those benefits will be described in the joint proxy statement/prospectus relating to the proposed merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of POSOR I or POSOR II, their executive officers and directors, and the Advisor and its affiliates in the proposed merger by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.

Forward-Looking Statements

This communication contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; neither POSOR I nor POSOR II can give any assurance that their expectations will be attained. Factors that could cause actual results to differ materially from POSOR I’s and POSOR II’s expectations include, but are not limited to, the risk that the proposed merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the approval of POSOR II’s stockholders or the failure to satisfy the other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of POSOR I or POSOR II; and other factors, including those set forth in the Risk Factors section of POSOR I’s and POSOR II’s most recent Annual Reports on Form 10-K filed with the SEC, and other reports filed by POSOR I and POSOR II with the SEC, copies of which are available on the SEC’s website, www.sec.gov. POSOR I and POSOR II undertake no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.

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